Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-106897) on Form S-8 of our report dated June 25, 2008 appearing in the Annual Report on Form 11-K of SPX Corporation Savings Plan as of December 31, 2007 and 2006 and for the year ended December 31, 2007.

/s/ Plante & Moran, PLLC

Southfield, Michigan

June 25, 2008